September 3, 1998
                                PAYMENT GUARANTY

For value and pursuant to a loan agreement of even date (the "Loan Agreement") among Contran Corporation, a Delaware corporation ("Contran"), the undersigned corporation (the "Affiliate"), U.S. Bank National Association, a national bank ("U.S. Bank"), and certain other banks and financial institutions referred to therein as the "Bank Group," the Affiliate unconditionally guarantees that Contran and the Affiliate will promptly pay and perform the Obligations under the Loan Documents. All of the capitalized terms which are not defined in this guaranty (this "Guaranty") will have the meanings in this Guaranty that are given to such terms in the Loan Agreement.

1. Consideration. The Affiliate acknowledges that the members of the Bank Group are willing to make Advances only on the condition that the Affiliate executes this Guaranty and thereby promises and agrees to pay and perform the Obligations as a direct and primary obligation of the Affiliate. The Affiliate and Contran are part of an affiliated group of companies (the "Contran Companies") whose business operations are integrated and financial reporting is consolidated. The Affiliate is fully informed as to the business operations and financial affairs of Contran and the other members of the Contran Companies. The Affiliate acknowledges that the Affiliate has received and will receive benefit from the Advances.

2.   Waivers. The Affiliate hereby waives:

     2.1. Acceptance, presentment (including notice of dishonor), and demand;

     2.2. Claims and defenses of subrogation, contribution, indemnity, exoneration, recourse, reimbursement, and substitution against Contran and its property to the full extent necessary to prevent any payments or other transfers from Contran to the Bank Group from being made for the benefit of an "insider" in determining whether such payments or other transfers constitute avoidable transfers or preferences under section 547 of the Bankruptcy Code;

     2.3. Claims and defenses that would require the Bank Group to (i) proceed first against Contran or the Pledged Securities before the Bank Group can proceed against the Affiliate, (ii) provide to the Affiliate any information in the possession or control of the Bank Group or the Agent relating to the status of the relationship between Contran and the Bank Group, the financial condition of Contran, the nature, status, location or estimated value of the Pledged Securities or any action, inaction, or forbearance by the Bank Group against Contran or the Pledged Securities;

     2.4. Claims and defenses based on recoupment or any other disability or defense of Contran other than repayment of the Loan and failure of consideration, including claims such as duress, lack of capacity, illegality, fraud, statute of limitations, accord and satisfaction, impairment of recourse, discharge of Contran through insolvency proceedings or otherwise, the manner, order, or timing of any foreclosure or disposition rights, election of remedies, or the forbearance by the Bank Group of or with respect to any right or remedy that the Bank Group may have against Contran or the Pledged Securities; and

     2.5. Claims and defenses based on suretyship, including extension of due dates, material modifications, and impairment of rights of recourse and/or of Pledged Securities. /1/

3. Consent. Without thereby limiting the generality of the foregoing waivers, the Affiliate consents to forbearance, material modification, extension of due dates, compromise, and discharge of the debts and obligations hereby guaranteed, and to partial or full releases, impairment, and abandonment of any item or items of the Pledged Securities without prior notice to or consent of the Affiliate and in such order and for such consideration as the Bank Group may consider appropriate.

4. Insolvency Proceedings. In the event that Contran becomes the subject of any insolvency proceedings (bankruptcy, receivership, etc.), the Affiliate authorizes the Bank Group to make Advances (loans) and extend credit to such person as the debtor or debtor in possession and repayment of such Advances and/or extensions of credit will be covered by this Guaranty. This Guaranty specifically includes any amount that the Bank Group may be required to repay on account of an avoided transfer or preference. Regardless of the payment or performance of the debts and obligations hereby guaranteed, the liability of the Affiliate to the Bank Group will continue until 10 days after the expiration of the longest of any potentially applicable federal or state statute of limitations relating to preferences and fraudulent transfers.

5. Subordination of Claims and Equity Interests. Effective upon an uncured default by Contran under the Loan Documents and continuing only for so long as such default continues to exist, the Affiliate subordinates the Affiliate's claims against and equity security interests in Contran (including the rights to payment, collection, or enforcement of any present or future debt or obligation of Contran to the Affiliate) so as to provide, to the maximum extent practicable, that the debts and obligations of Contran to the Bank Group will be paid and performed before any debts or obligations of Contran to the Affiliate are paid or performed or any distribution is made on account of the equity securities of Contran that are owned or held by the Affiliate. The Affiliate agrees that any money that the Affiliate might receive on account of such debts, obligations, equity securities, or contribution rights will be deemed to be held in trust by the Affiliate for the benefit of the Bank Group and will be delivered immediately to the Agent upon receipt.

--------------------
/1/ If the Affiliate's liability under this Guaranty might be governed by California law, then the Affiliate also waives all suretyship rights and defenses that are provided by any subrogation, reimbursement, election of remedies, antideficiency, or other laws (statutory provisions and judicial decisions) of California, including, but not limited to, CCP sections 580a, 580b, 580d, and 726.

6. Representations and Warranties. The Affiliate represents and warrants to the Bank Group that:

     6.1. This Guaranty, and any accompanying Security Documents are enforceable against the Affiliate in accordance with its terns subject to the effect of insolvency (including bankruptcy, reorganization, and receivership), moratorium, and other similar laws affecting the rights and remedies of creditors generally, general principles of equity, whether applied by a court of law or equity, and other generally applicable rules of law; and

     6.2. Neither the execution of this Guaranty and accompanying Security Documents nor performance by the Affiliate of the Obligations (a) is prohibited by, or will result in a fine, penalty, or similar sanction under, any applicable statutory law, regulation, or court or administrative order, (b) will violate any of its organization documents (articles, bylaws, etc.), or (c) will breach, or constitute an event of default under, any agreement, instrument, mortgage, indenture, or other contract to which the Affiliate is a party or by which it or its property is bound.

7. Organization Documents. The Affiliate will promptly provide the Bank Group with copies of its organization documents and the resolutions authorizing this Guaranty and any accompanying Security Documents.

8. Costs. The prevailing party in the trial or appeal of any civil action or insolvency proceeding to construe or enforce this Guaranty and/or to defend any claims, offsets, defenses, counterclaims, and third-party claims that are asserted under contract, tort, or other common law theories will be entitled to recover reasonable attorney fees in addition to costs and disbursements and such fees, costs, and disbursements will bear interest at the default rate specified in the Note from the date when reimbursement is requested in writing until the date when such reimbursement is made.

9. Jury Trial Waiver. On advice of counsel and in lieu of an arbitration clause normally required by the agent, the Affiliate waives trial by jury in any controversy (claim, offset, defense, counterclaim, or third-party claim whether asserted in tort or contract) arising out of or in any way related to construction, performance, and/or enforcement of this document.

10. Governing Law. This Guaranty is governed by the substantive provisions (that is, without regard for the rules for conflict of laws) of Oregon law.

11. Consent to Jurisdiction. The Affiliate irrevocably submits to the jurisdiction of any state and federal court sitting in Portland, Oregon, in any action or proceeding relating to this Guaranty and waives any and all claims that such forum is inconvenient or that there is a more convenient forum located elsewhere.

12.  Miscellaneous.

     12.1.The Affiliate's liability and obligations under this Guaranty for performance of the Obligations are primary, are joint and several with Contran, and extend to each member of the Bank Group as well as to the Bank Group as a whole and to the Agent.

     12.2.This is an irrevocable, continuing guaranty and will remain in force until such time as all Obligations have been discharged in full.

     12.3.This Guaranty will bind and inure to the benefit of the Affiliate, the Agent, each member of the Bank Group, and their respective successors and assigns.

     12.4.In this Guaranty, single pronouns are gender and number neutral and can refer to men, women, entities, and multiple parties if and when the context so requires.

     12.5.A duplicate counterpart of this Guaranty will be executed for each Bank. This Guaranty may be delivered by facsimile signature. If the Affiliate delivers this Guaranty by facsimile, such delivery will constitute the promise of that person to deliver the manually-signed version of this Guaranty to the Agent as soon as reasonably possible.

     12.6.Statutory Warning. Under Oregon law, most agreements, promises and commitments made by a financial institution concerning Advances and other credit extensions which are not for personal, family or household purposes or secured solely by the borrower's principal residence must be in writing, express consideration and be teed by the financial institution to be enforceable.

                                                      NATIONAL CITY LINES, INC.


                                                      By: /s/ Bobby D. O'Brien
                                                          ----------------------
                                                          Bobby D. O'Brien
                                                          Vice President